EXHIBIT 99.1
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Public Affairs, Ford Motor Credit Company, The American Road, P.O. Box 1732,
Dearborn, Michigan 48121
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Telephone: 313/594-1096; Fax: 313/390-2453
Internet: http://media.ford.com
Contact:     Della DiPietro         Kristen Kinley
             313/594-1096




IMMEDIATE RELEASE



FORD CREDIT REPORTS 1997 SECOND-QUARTER EARNINGS



DEARBORN, Mich., July 16, 1997 -- Ford Motor Credit Company's second-quarter net income was $279 million, Chairman Ken Whipple and President Edsel B. Ford II announced today. Earnings were up from the first quarter, but $97 million lower than 1996's second-quarter net income of $376 million.

Compared with the second quarter of 1996, the reduction in earnings reflected higher credit losses and lower net financing margins, partially offset by higher financing volumes. Credit losses improved from the first quarter, but were higher than the same period in 1996. Lower net financing margins resulted from higher depreciation expenses on leased vehicles. Ford Credit's total finance receivables increased to $113.5 billion on June 30, compared with $109.9 billion a year earlier.

Ford Credit's 1997 financial results include a majority ownership (78 percent) of Ford Credit Europe and results for 1996 have been restated to reflect this ownership change. Ford Credit is an indirect wholly owned subsidiary of Ford Motor Company and is part of Ford's Financial Services Group.

Consolidated financial statements exclude certain vehicle finance subsidiaries of Ford Motor Company that are managed by Ford Credit. Ford Credit's worldwide managed operations earned $312 million for the second quarter of 1997. Worldwide managed finance receivables were $128 billion at June 30, 1997. Included in these managed receivables are certain finance receivables Ford Credit has sold and continues to service.

As the world's largest company dedicated to automotive finance, Ford Credit provides vehicle financing for 11,000 automotive dealers and 8 million retail customers in 33 countries.

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                                    Ford Motor Credit Company and Consoldated Subsidiaries
                                                     OPERATING HIGHLIGHTS
                                                                                              Second Quarter
                                                                                ---------------------------------
                                                                                        1997                1996
                                                                                --------------     --------------
Income (in Millions)
     Income Before Income Taxes                                                 $      488.3       $       607.0
     Net Income                                                                        279.0               376.0

Market Share
     Ford Retail           United States                                                36.6 %              40.8 %
                           Europe                                                       28.8                27.9
     Ford Wholesale        United States                                                79.4 %              81.0 %
                           Europe                                                       95.1                91.0

Contract Volume - New and Used Retail/Lease (in Thousands)
     United States                                                                       676                786
     Europe                                                                              192                186
     Other International                                                                 117                 84
                                                                                         ---              -----
         Total Contract Volume                                                           985              1,056
                                                                                         ===              =====
Assets (in Millions)
     Net Finance Receivables                                                    $   78,914.5       $    81,454.8
     Net Investment in Operating Leases                                             34,579.1            28,402.1
                                                                                    --------            --------
         Subtotal                                                               $  113,493.6       $   109,856.9
     Other Assets                                                                    7,408.5             7,336.8
                                                                                     -------             -------
         Total Assets                                                           $  120,902.1       $   117,193.7
                                                                                   =========           =========
Liabilities and Stockholder's Equity (in Millions)
     Liabilities
         Debt - Short Term                                                      $   43,447.9       $    42,873.6
         Debt - Long Term                                                           56,877.7            53,052.5
                                                                                    --------            --------
              Total Debt                                                        $  100,325.6       $    95,926.1
         Other Liabilities                                                          10,327.9            10,764.5
                                                                                    --------            --------
              Total Liabilities                                                 $  110,653.5       $   106,690.6

     Minority Interests in Net Assets of Subsidiaries                                  354.0             1,233.0
     Preferred Equity in Subsidiary Company                                            286.5               284.5
     Stockholder's Equity                                                            9,608.1             8,985.6
                                                                                     -------             -------
         Total Liabilities and Stockholder's Equity                             $  120,902.1       $   117,193.7
                                                                                   =========           =========
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Memo:
     Selected Worldwide Results for Managed Operations *                                Second Quarter
                                                                                ------------------------------
                                                                                      1997                1996
                                                                                ---------------    -----------
Income (in Millions)
     Income Before Income Taxes                                                 $        479       $        580
     Net Income                                                                          312                359

Contract Volume - New and Used Retail/Lease (in Thousands)                             1,045              1,101
---------------

Managed Net Finance Receivables and
Net Investment in Operating Leases (in Millions)  *                             $    128,042       $    121,912
----------------------------------
* Managed  Receivables  include certain finance receivables Ford Credit has sold and continues to service.


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